Exhibit 99.1

CIFC CORP.	Investor Relations
250 Park Avenue	Investor@CIFC.COM
New York, NY 10177	(646) 367-6633
NASDAQ: CIFC

CIFC Corp. Announces First Quarter of 2015 Results and a Quarterly Dividend

NEW YORK, May 6, 2015 - CIFC Corp. (NASDAQ: CIFC) (“CIFC” or the “Company”) today announced its results for the first quarter ended March 31, 2015.

Highlights

•
Fee Earning Assets Under Management ("Fee Earning AUM" or "AUM") from loan-based products was $14.0 billion as of March 31, 2015, as compared to $13.7 billion as of December 31, 2014 and $12.3 billion as of March 31, 2014.

— During the first quarter of 2015, the Company sponsored the issuance of one new CLO and increased subscriptions to Non-CLO products that, together, represented $796.2 million of new AUM.

•	Management Fees increased by $2.1 million or 15% as compared to the same period in the prior year.

•	Economic Net Income (“ENI”, a non-GAAP measure) for the first quarter of 2015 was $11.1 million as compared to $13.2 million for the same period in the prior year.

•	GAAP net income (loss) for the first quarter of 2015 was $5.4 million as compared to $0.2 million for the same period in the prior year.

•	CIFC declares a cash dividend of $0.10 per share. The dividend will be paid on June 15, 2015 to shareholders of record as of the close of business on May 25, 2015.

Executive Overview

During the first quarter of 2015, issuance in the CLO primary market continued at the robust pace seen in 2014. Overall, the loan market remains well supported by favorable supply / demand technicals and solid credit fundamentals. Given low default conditions, the relative value of the asset class remains attractive. We issued our first CLO of 2015 for $600.0 million increasing our loan-based AUM to a record $14.0 billion, representing a year over year increase of 14%.

Selected Financial Metrics
(In thousands, except per share data) (unaudited)

NON-GAAP FINANCIAL MEASURES (1)	1Q'15	1Q'14	% Change vs. 1Q'14
Senior Fees from CLOs	$5,792	$4,692	23%
Subordinated Fees from CLOs	9,169	8,469	8%
Management Fees from Non-CLO products	861	608	42%
Total Management Fees	15,822	13,769	15%
Incentive Fees	4,000	5,200	(23)%
Net Investment Income	6,107	5,996	2%
Total ENI Revenues	25,929	24,965	4%
Employee compensation and benefits	9,818	6,828	44%
Other operating expenses	4,509	3,495	29%
Corporate interest expense	494	1,467	(66)%
Total ENI Expenses	14,821	11,790	26%
ENI (1)	$11,108	$13,175	(16)%
ENI per share - basic	$0.44	$0.63	(30)%
ENI per share - diluted (2) (3)	$0.42	$0.60	(30)%

NON-GAAP FINANCIAL MEASURES (1)	1Q'15	1Q'14	% Change vs. 1Q'14
ENI EBIT (4)	$11,602	$14,642	(21)%
ENI EBITDA (5)	$11,935	$14,878	(20)%
ENI EBITDA Margin (6)	46%	60%	(14)%
ENI Margin (6)	43%	53%	(10)%

NON-GAAP FINANCIAL MEASURES - AUM	3/31/2015	12/31/2014	% Change vs. 12/31/14	3/31/2014	% Change vs. 3/31/14
Fee Earning AUM from loan-based products (7)	$14,033,660	$13,676,489	3%	$12,345,453	14%

SELECTED GAAP RESULTS	1Q'15	1Q'14	% Change vs. 1Q'14
Total net revenues	$3,656	$1,709	114%
Total expenses	$17,157	$13,744	25%
Net income (loss) attributable to CIFC Corp.	$5,428	$235	2,210%
Earnings (loss) per share - basic	$0.21	$0.01	2,000%
Earnings (loss) per share - diluted (2)	$0.20	$0.01	1,900%
Weighted average shares outstanding - basic	25,279	20,839	21%
Weighted average shares outstanding - diluted	26,573	21,938	21%

Explanatory Notes:

(1)	See Appendix for a detailed description of these non-GAAP measures and reconciliations from net income (loss) attributable to CIFC Corp. to non-GAAP measures.

(2)
Convertible Notes outstanding were converted into the Company's common shares on July 12, 2014. For the three months ended March 31, 2014, the convertible notes were anti-dilutive and excluded from the numerator in the dilution calculation.

(3)	GAAP weighted average shares outstanding was used as ENI weighted average shares outstanding.

(4)	ENI EBIT is ENI before corporate interest expense. See Appendix.

(5)	ENI EBITDA is ENI EBIT before depreciation of fixed assets. See Appendix.

(6)	ENI EBITDA Margin is ENI EBITDA divided by Total ENI Revenue. ENI Margin is ENI divided by Total ENI Revenue.

(7)
Amount excludes Fee Earning AUM attributable to non-core products of $667.3 million, $687.6 million and $768.6 million as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Fee Earning AUM attributable to non-core products are expected to continue to decline as these funds run-off per their contractual terms.

First Quarter Overview
CIFC reported ENI of $11.1 million for the first quarter of 2015, as compared to $13.2 million for the same period in the prior year. Management fees increased by $2.1 million or 15% as our Fee Earning AUM from CLOs and Non-CLO products continued steady growth year over year. The increase was offset by $1.2 million or 23% decrease in Incentive Fees due to (i) timing of CLOs being called and (ii) run-off in AUM of certain legacy CLOs. Net Investment Income remained relatively flat compared to the same period in the prior year. ENI decreased by $2.1 million or 16% primarily driven by an increase in compensation and benefits and other operating expenses to support the growth of our business. The increase was partially offset by the decrease in corporate interest expense as compared to the same period in the prior year. CIFC converted its Convertible Notes in July 2014 and reduced its corporate interest expense.

CIFC reported GAAP net income attributable to CIFC Corp. of $5.4 million for the first quarter of 2015, as compared to $0.2 million in the same period of the prior year. GAAP operating results increased by $5.2 million from the same period of the prior year due to a $9.3 million reduction in income tax expense. The income tax expense for the first quarter 2014 included approximately $6.4 million related to the write-down of deferred tax assets related to changes in New York State tax laws. The reduction of income tax expense was partially offset by (i) the $2.1 million decrease in ENI noted above, (ii) a $0.8 million reduction in revenues from fee sharing (GAAP presents fees gross of fee sharing), and (iii) $1.1 million write off of fund setup expenses for new funds that were consolidated (see Non-GAAP Financial Measures section for a reconciliation between GAAP and Non-GAAP ENI).

Fee Earning AUM
Fee Earning AUM or AUM refers to the assets managed by the Company on which it is paid management fees and/or incentive fees. Generally, with respect to CLOs, management fees are paid to the Company based on the aggregate collateral balance at par plus principal cash, and with respect to Non-CLO funds, the value of the assets in such funds (excluding non-fee earning AUM such as the Company’s investments).
During the quarter, CIFC (i) sponsored the issuance of one new CLO for $600.0 million of new AUM, and (ii) received subscriptions to its existing credit funds. New AUM was partially offset by declines in Fee Earning AUM for certain CLOs which have reached the end of their reinvestment periods. The overall net increase in Fee Earning AUM was $357.2 million for the quarter.

The following table summarizes Fee Earning AUM for the Company's significant loan-based products (1)(2):

	March 31, 2015		December 31, 2014		March 31, 2014
(in thousands, except # of Products)	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM	# of Products	Fee Earning AUM
Post 2011 CLOs	14	$8,005,579	13	$7,402,986	9	$4,732,728
Legacy CLOs (3)	18	4,583,387	19	4,960,877	19	6,423,605
Total CLOs	32	12,588,966	32	12,363,863	28	11,156,333
Credit Funds & SMAs (4)	8	777,040	8	593,456	5	458,202
Other Loan-Based Products (4)	2	667,654	2	719,170	1	730,918
Total Non-CLOs (4)	10	$1,444,694	10	$1,312,626	6	$1,189,120
AUM from loan-based products	42	$14,033,660	42	$13,676,489	34	$12,345,453

Explanatory Notes:

(1)
Table excludes Fee Earning AUM attributable to non-core products of $667.3 million, $687.6 million and $768.6 million as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Fee Earning AUM attributable to non-core products is expected to continue to decline as these funds run-off per their contractual terms.

(2)
Fee Earning AUM is based on the latest available monthly report issued by the trustee or fund administrator prior to the end of the period, and may not tie back to Consolidated GAAP financial statements.

(3)	Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

(4)	Management fees for Non-CLO products vary by fund and may not be similar to a CLO.

The following graph illustrates that since 2012, CIFC has raised $9.5 billion new AUM, which has more than offset the run-off from Legacy CLOs (including acquired CLOs) through organic growth. Our Legacy CLO AUM of $4.6 billion is only a third of our total loan-based AUM of $14.0 billion.

$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
Fee Earning AUM ($ in billions)
Q1 '12
Q2 '12
Q3 '12
(1)
Q4 '12
Q1 '13
Q2 '13
Q3 '13
Q4 '13
Q1 '14
Q2 '14
Q3 '14
Q4 '14
Q1 '15
Non-CLO Products
Post 2011 CLOs
Legacy CLOs

Explanatory Note:

(1)	Increase in AUM on the Legacy CLOs was the result of the acquisition of the rights to manage four "Navigator" CLOs during September 2012.

Total loan-based Fee Earning AUM activity for the three months, and the last twelve months ("LTM") ended March 31, 2015 are as follows ($ in thousands):

	1Q'15	LTM 1Q'15
Opening AUM Balance	$13,676,489	$12,345,453
CLO New Issuances	600,000	3,249,528
CLO Principal Paydown	(295,804)	(1,675,450)
CLO Calls, Redemptions and Sales	(76,437)	(163,130)
Fund Subscriptions	196,230	355,960
Fund Redemptions	(39,327)	(65,952)
Other (1)	(27,491)	(12,749)
Ending AUM Balance	$14,033,660	$14,033,660
Explanatory Note:

(1)	Other includes changes in collateral balances of CLOs between periods and market value or portfolio value changes in certain Non-CLO products.

Liquidity and Capital Resources
At March 31, 2015, our investments and cash on hand aggregated to $166.2 million. The Junior Subordinated debt of $120.0 million matures in 2035 and has a weighted average interest rate of 3 month LIBOR + 2.77% over the term of the debt.
Investments
Our investments increased by $23.5 million during the quarter. Our investments as of March 31, 2015 and December 31, 2014 are as follows ($ in thousands):

Deconsolidated Non-GAAP (1)	March 31, 2015	December 31, 2014	Change
CIFC Managed CLO Equity (Residual Interests)	$25,624	$25,239	$385
Warehouses (2)	25,438	21,134	4,304
Fund Coinvestments	47,167	43,336	3,831
Other Investments	26,513	11,540	14,973
Total	$124,742	$101,249	$23,493

Explanatory Notes:

(1)
Pursuant to GAAP, investments in consolidated CLOs, warehouses and certain Non-CLO products are eliminated from "Investments" on the Company's Consolidated Balance Sheets. See Appendix for a Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets for further details.

(2)
From time to time, the Company establishes “warehouses”, entities designed to accumulate investments in advance of sponsoring new CLOs or other funds managed by the Company.  To establish a warehouse, the Company contributes equity capital to a newly formed entity which is typically levered (three to five times) and begins accumulating investments.  When the related CLO or fund is sponsored, typically three to nine months later, the warehouse is “terminated”, with it concurrently repaying the related financing and returning to the Company its equity contribution. Gains or losses may be netted against the Company's equity contribution depending on whether warehouse assets are transferred at market value or cost.

Long Term Debt
Excluding non-recourse variable interest entity ("VIE") debt, the Company had $120.0 million of Junior Subordinated Notes outstanding as of March 31, 2015, which mature in 2035 and have a weighted average interest rate of 3 month LIBOR + 2.77% over the term of the loans.
Non-GAAP Financial Measures

The Company discloses financial measures that are calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“Non-GAAP”) as follows:

ENI is a non-GAAP financial measure of profitability which management uses in addition to GAAP Net income attributable to CIFC Corp. to measure the performance of our core business (excluding non-core products). We believe ENI reflects the nature and substance of the business, the economic results driven by management fee revenues from the management of client funds and earnings on our investments. ENI represents net income (loss) attributable to CIFC Corp. excluding (i) income taxes, (ii) merger and acquisition related items including fee-sharing arrangements, amortization and impairments of intangible assets and gain (loss) on contingent consideration for earn-outs, (iii) non-cash compensation related to profits interests granted by CIFC Parent in June 2011, (iv) revenues attributable to non-core investment products, (v) write off of setup expenses for new funds that are consolidated and (vi) other non-recurring items.

The Deconsolidated Non-GAAP Statements represent the Consolidated GAAP statements adjusted to eliminate the impact of the Consolidated Entities. On the Statement of Operations, the Company has reclassed the sum of Net results of Consolidated Entities, Net (income) loss attributable to noncontrolling interest in Consolidated Entities and Net gain (loss) on investments to the Deconsolidated Non-GAAP line items that represent its characteristics: management fees and interest income. On the Balance Sheets, the Company has excluded amounts related to all consolidated entities. Management uses these Non-GAAP statements in addition to Consolidated GAAP Statements to measure the performance of its core asset management business.
EBIT and ENI EBITDA are also non-GAAP financial measures that management considers, in addition to net income (loss) attributable to CIFC Corp., to evaluate the Company's core performance. ENI EBIT represents ENI before corporate interest expense and ENI EBITDA represents ENI EBIT before depreciation of fixed assets, a non-cash item.

ENI, ENI EBIT and ENI EBITDA may not be comparable to similar measures presented by other companies, as they are non-GAAP financial measures that are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, ENI, ENI EBIT and ENI EBITDA should be considered as an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

A detailed calculation of ENI, ENI EBIT and ENI EBITDA and a reconciliation to the most comparable GAAP financial measure is included in the Appendix.

[Financial Tables to Follow in Appendix]
About CIFC

CIFC is a fundamentals-based, relative value credit manager. Headquartered in New York, CIFC is a SEC registered investment adviser and a publicly traded company (NASDAQ: CIFC). CIFC currently serves over 200 institutional investors globally. For more information, please visit CIFC’s website at www.cifc.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect CIFC's current views with respect to, among other things, CIFC's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. CIFC believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. CIFC undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Appendix - Table of Contents

•	Summary reconciliation of GAAP net income (loss) attributable to CIFC Corp. to Non-GAAP measures (ENI, ENI EBIT and ENI EBITDA) for the Three Months Ended March 31, 2015 and 2014 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Statements of Operations are adjusted to exclude the consolidation of entities) for the Three Months Ended March 31, 2015 and 2014 (unaudited)
•	Reconciliation of GAAP to Non-GAAP measures (GAAP basis Balance Sheets are adjusted to exclude the consolidation of entities) as of March 31, 2015 and December 31, 2014 (unaudited)

Appendix

Summary Reconciliation of GAAP Net income (loss) attributable to CIFC Corp. to Non-GAAP Measures (unaudited)

(In thousands) (unaudited)	1Q'15	1Q'14
GAAP Net income (loss) attributable to CIFC Corp.	$5,428	$235
Income tax expense (benefit)	3,087	12,404
Amortization and impairment of intangibles	2,357	2,909
Management fee sharing arrangements (1)	(1,839)	(2,645)
Net (gain)/loss on contingent liabilities and other	713	229
Employee compensation costs (2)	284	512
Management fees attributable to non-core funds	(173)	(241)
Fund setup expenses written off (3)	1,062	—
Other non-recurring (4)	189	(228)
Total reconciling and non-recurring items	5,680	12,940
ENI	$11,108	$13,175
Add: Corporate interest expense	494	1,467
ENI EBIT	$11,602	$14,642
Add: Depreciation of fixed assets	333	236
ENI EBITDA	$11,935	$14,878

Explanatory Notes:

(1)
The Company shares management fees on certain of the acquired CLOs it manages (shared with the party that sold the funds to CIFC). Management fees are presented on a gross basis for GAAP and on a net basis for Non-GAAP ENI.

(2)
Employee compensation has been adjusted for non-cash compensation related to profits interests granted to CIFC employees by CIFC Parent and sharing of incentive fees with certain former employees established in connection with the Company's acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC ("CNCIM").

(3)	Fund setup expenses are written-off upfront for GAAP purposes and are amortized over the life of the fund for Non-GAAP ENI.

(4)
For the three months ended March 31, 2015, other non-recurring represents litigation expenses and certain professional services. For the three months ended March 31, 2014, other non-recurring represents additional gains from contingent payments collected on the 2012 sale of the Company's rights to manage Gillespie CLO PLC of $0.2 million.

Reconciliation from GAAP to Non-GAAP Measures - Consolidated Statements of Operations (unaudited)

	1Q'15			1Q'14
(In thousands) (unaudited)	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	Consolidated GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Revenues
Management fees and Incentive fees	$1,535	$20,299	$21,834	$1,612	$20,243	$21,855
Net investment income	2,121	2,924	5,045	97	5,899	5,996
Total net revenues	3,656	23,223	26,879	1,709	26,142	27,851
Expenses
Employee compensation and benefits	10,102	—	10,102	7,340	—	7,340
Professional services	1,926	—	1,926	1,046	—	1,046
General and administrative expenses	2,439	—	2,439	2,213	—	2,213
Depreciation and amortization	2,409	—	2,409	3,145	—	3,145
Impairment of intangible assets	281	—	281	—	—	—
Total expenses	17,157	—	17,157	13,744	—	13,744
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments	234	(234)	—	1,406	(1,406)	—
Net gain (loss) on contingent liabilities	(713)	—	(713)	(229)	—	(229)
Corporate interest expense	(494)	—	(494)	(1,467)	—	(1,467)
Net gain on the sale of management contracts	—	—	—	228	—	228
Net other income (expense) and gain (loss)	(973)	(234)	(1,207)	(62)	(1,406)	(1,468)
Operating income (loss)	(14,474)	22,989	8,515	(12,097)	24,736	12,639
Net results of Consolidated Entities	10,301	(10,301)	—	49,082	(49,082)	—
Income (loss) before income taxes	(4,173)	12,688	8,515	36,985	(24,346)	12,639
Income tax (expense) benefit	(3,087)	—	(3,087)	(12,404)	—	(12,404)
Net income (loss)	(7,260)	12,688	5,428	24,581	(24,346)	235
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	12,688	(12,688)	—	(24,346)	24,346	—
Net income (loss) attributable to CIFC Corp.	$5,428	$—	$5,428	$235	$—	$235

Reconciliation from GAAP to Non-GAAP - Consolidated Balance Sheets (unaudited)

	March 31, 2015			December 31, 2014
(In thousands) (unaudited)	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP	GAAP	Consolidation Adjustments	Deconsolidated Non-GAAP
Assets
Cash and cash equivalents	$41,461	$—	$41,461	$59,290	$—	$59,290
Restricted cash and cash equivalents	1,694	—	1,694	1,694	—	1,694
Due from brokers	975	—	975	1	—	1
Investments	39,799	84,943	124,742	38,699	62,550	101,249
Receivables	1,657	4,755	6,412	2,134	4,346	6,480
Prepaid and other assets	5,096	—	5,096	4,115	—	4,115
Deferred tax asset, net	55,624	—	55,624	55,475	—	55,475
Equipment and improvements, net	5,264	—	5,264	5,194	—	5,194
Intangible assets, net	12,718	—	12,718	15,074	—	15,074
Goodwill	76,000	—	76,000	76,000	—	76,000
Subtotal	240,288	89,698	329,986	257,676	66,896	324,572
Total assets of Consolidated Entities	13,459,063	(13,459,063)	—	12,890,459	(12,890,459)	—
Total Assets	$13,699,351	$(13,369,365)	$329,986	$13,148,135	$(12,823,563)	$324,572
Liabilities
Due to brokers	$6,245	$—	$6,245	$—	$—	$—
Dividend payable	2,543	—	2,543	—	—	—
Accrued and other liabilities	8,626	—	8,626	15,584	—	15,584
Contingent liabilities	11,823	—	11,823	12,668	—	12,668
Long-term debt	120,000	—	120,000	120,000	—	120,000
Subtotal	149,237	—	149,237	148,252	—	148,252
Total non-recourse liabilities of Consolidated Entities	12,949,188	(12,949,188)	—	12,477,981	(12,477,981)	—
Total Liabilities	13,098,425	(12,949,188)	149,237	12,626,233	(12,477,981)	148,252
Equity
Common stock	25	—	25	25	—	25
Treasury stock	(914)	—	(914)	(914)	—	(914)
Additional paid-in capital	990,448	—	990,448	988,904	—	988,904
Retained earnings (deficit)	(808,810)	—	(808,810)	(811,695)	—	(811,695)
Total CIFC Corp. Stockholders' Equity	180,749	—	180,749	176,320	—	176,320
Noncontrolling interest in Consolidated Funds	303,962	(303,962)	—	210,818	(210,818)	—
Appropriated retained earnings (deficit) of Consolidated Entities	116,215	(116,215)	—	134,764	(134,764)	—
Total Equity	600,926	(420,177)	180,749	521,902	(345,582)	176,320
Total Liabilities and Stockholders' Equity	$13,699,351	$(13,369,365)	$329,986	$13,148,135	$(12,823,563)	$324,572